EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For Further Information, Contact:
Chris A. Karkenny		Michael E. Polgardy
Chief Financial Officer	or	Treasurer
949.639.4990		949.639.4357

26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850

APRIA HEALTHCARE ANNOUNCES PRELIMINARY SECOND QUARTER 2008 RESULTS

Earnings conference call to be delayed as Company analyzes potential overstatement of accounts receivable reserves

LAKE FOREST, CA...July 30, 2008... Apria Healthcare Group Inc. (NYSE:AHG) today announced preliminary financial results for the quarter ended June 30, 2008. The earnings conference call that had been scheduled for July 30 has been delayed as the Company is evaluating a potential overstatement of its accounts receivable reserves, which are non-cash items, as of June 30, 2008. The Company requires additional time in order to analyze how this potential correction should be treated and how the current and prior periods would be impacted. The Company anticipates that it will hold its quarterly conference call to discuss second quarter 2008 results during or before the week of August 11, 2008.

The second quarter 2008 financial results presented below are subject to adjustments following conclusion of the Company’s analysis of the potential overstatement of the accounts receivable reserves.

SUMMARY SECOND QUARTER 2008 RESULTS

For the three months ended June 30, 2008, revenue grew over the prior year by 35.5% to $531.2 million from $391.9 million in the three months ended June 30, 2007. Second quarter 2008 net income was $22.6 million, an increase of 17.4%, compared to $19.3 million in the second quarter of 2007. Net income per share on a diluted basis was $0.51 for the quarter ended June 30, 2008, compared to $0.44 in the comparable prior year period. These results include one-time expenses of approximately $0.02 and Medicare reimbursement reductions of approximately $0.08 year over year, primarily related to respiratory therapy drug pricing.

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Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $1.6 billion in annual net revenues ($2.1 billion if the Company’s December 3, 2007 acquisition of Coram, Inc. were included for the full year), it is the nation’s leading home healthcare company.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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